December 21, 2016      FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS NOVEMBER 2016 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for November 2016. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $336 million increased 25 percent compared to November 2015 and 6 percent compared to October 2016, as heightened market volatility following the unexpected election results lifted transactional commissions in both the Private Client Group and Capital Markets segments during the month.

Client assets under administration reached a record of $608.1 billion, reflecting growth of 20 percent over November 2015 and 1 percent over October 2016. Financial assets under management reached a record of $77.8 billion, up 13 percent over November 2015 and 3 percent over October 2016. The increase in client assets for the month was driven by continued strong organic growth in the Private Client Group and equity market appreciation, which were partially offset by devaluation of fixed income assets during the month given the substantial increase in bond yields.

“Investment banking revenues continued to be soft in November, and we expect activity levels to remain subdued throughout the holiday season,” said CEO Paul Reilly. “The Capital Markets segment was also challenged by weak fixed income trading profits during the month, which were negatively impacted by the aforementioned spike in bond yields following the election.”

Record net loans at Raymond James Bank of $15.5 billion grew 15 percent over last year’s November and 2 percent over the preceding month.

“We are pleased that our continued success recruiting and retaining high-quality financial advisors in the Private Client Group enabled us to achieve records for several of our operating metrics in November, including client assets under administration, financial assets under management, and net loans at Raymond James Bank,” said Reilly. “These factors, coupled with the recent increase in short-term interest rates, position us well as we enter our second fiscal quarter.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,100 financial advisors serving in excess of 2.9 million client accounts in more than 2,800 locations throughout the United States, Canada and overseas. Total client assets are approximately $608 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	November 2016	November 2015	% Change	October 2016	% Change
	(21 business days)	(20 business days)		(21 business days)

Total securities commissions and fees (in mil.) (1)	$336.3	$268.8	25%	$317.0	6%

Client assets under administration (in bil.)	$608.1	$505.9	20%	$599.5	1%

Private Client Group assets under administration (in bil.)	$577.5	$478.7	21%	$568.7	2%

Financial assets under management (in bil.) (2)	$77.8	$69.0	13%	$75.6	3%

Raymond James Bank total loans, net (in bil.)	$15.5	$13.5	15%	$15.2	2%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.